SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 30, 2014

SSTL, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State of Other Jurisdiction of Incorporation)

333-177792	20-4168979
(Commission File Number)	(IRS Employer Identification No.)

165 Pitt Road

Mooresville, NC 28115

(Address of principal executive offices)

(804).306.8217

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2014, Zenovia Digital Exchange Corporation, a Delaware corporation (the “ Company”), entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with SSTL, Inc., a Nevada corporation (“Parent”), and SSTL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger Agreement was approved by the Company’s Board of Directors (the “Board”) and the sole Director of Parent.

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) the Company, Merger Sub or any direct or indirect subsidiary of any of them immediately prior to the effective time of the Merger or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive three (3) shares of common stock of the Parent. Other securities of the Company convertible or exchangeable into common stock will also be exchanged for securities of Parent based upon the same exchange ratio.

There are currently 16,254,467 shares issued and outstanding of the Parent. Upon the Closing of the Merger:

•	1,000,000 shares of common stock held by our pre-closing principal stockholder will be exchanged for all of pre-closing assets and liabilities of the Parent; and such 1,000,000 shares will be cancelled

•	certain of our pre-closing stockholders will cancel 10,355,500 of common stock for no consideration for the purpose of making our capitalization more attractive to future equity investors.

Following the completion of the transactions contemplated by the Merger Agreement, there will be 37,973,667 shares of common stock issued and outstanding.

Consummation of the Merger is subject to customary conditions, including without limitation: (i) the delivery to the Parent of the required audited and unaudited consolidated financial statements, (ii) executed resignations of all officers and directors of the Parent, (iii) receipt by the Company of all required consents to the consummation of the Merger, including the written consent of the holders of at least 80% of the aggregate principal amount of the Company’s 14% senior secured notes; and (iv) the absence of any law, injunction, judgment or ruling that prohibits, restrains or makes illegal the consummation of the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to materiality qualifiers) and (y) the other party’s performance of its obligations under the Merger Agreement in all material respects. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of any effect, development, fact, circumstance, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the Company and Parent. If the Merger Agreement is terminated by the Company other than for the specified circumstances provided in the Merger Agreement, the Company will be required to pay Parent a termination fee of $500,000.

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The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (d) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, and other documents that the Company files with the SEC.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

(d) Exhibits. The following Exhibits are filed as part of this Report on Form 8-K:

Exhibit 2.1	Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) between Zenovia Digital Exchange Corporation, a Delaware corporation (the “ Company”), with , SSTL, Inc. a Nevada corporation (“Parent”), and SSTL Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) dated October 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSTL, Inc. (Registrant)
Date: October 30, 2014
	By:	/s/ Susan Lokey
Susan Lokey
Chief Executive Officer Chief Financial Officer

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